STATEMENT OF MERGER

MERGER OF
ONSOURCE ACQUISITION CORPORATION
WITH AND INTO
OSMOTICS PHARMA, INC.

            Pursuant to Section 7-90-203(5) of the Colorado Corporations and Associations Act, the individual named below causes this Statement of Merger to be delivered to the Colorado Secretary of State for filing, and states as follows:

Article I
1.	The name of the merging entity is OnSource Acquisition Corporation (the "Merging Entity").
2.	The principal office address of the Merging Entity's principal office is 5455 Spine Road, Suite C, Boulder, Colorado 80301.
3.	The Merging Entity is a corporation formed under the laws of the State of Colorado.

Article II
1.	The name of the surviving entity Osmotics Pharma, Inc. (the "Surviving Entity").
2.	The principal office address of the principal office of the Surviving Entity is 1444 Wazee Street, Suite 210, Denver, Colorado 80202.
3.	The Surviving Entity is a corporation formed under the laws of the State of Colorado.

Article III

The Merging Entity is merged into the Surviving Entity pursuant to Colo. Rev. Stat. Section 7-90-203.

Article IV

The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is also follows: Reid Godbolt, 1625 Broadway, 16th Floor, Denver, Colorado 80202.